EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-123363, No. 333-123362, No. 333-57342, No. 333-69799, No. 333-69801, No. 333-22263, No. 33-58481, No. 33-87012, No. 333-123362 and No. 333-123363 on Form S-8, Registration Statement No. 33-59427 on Form S-3 and Post-Effective Amendment No. 4 to Registration Statement No. 33-58278 on Form S-2 of our report dated July 25, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill in 2002 ), appearing in this Annual Report on Form 10-K of Butler International, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche, LLP

 Parsippany, New Jersey
July 25, 2005